Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 6 to Registration Statement (No. 333-172601) on Form N-2 of Monroe Capital Corporation of our reports dated October 4, 2012 and April 19, 2012, relating to our audits of the special purpose schedule of investments to be acquired by Monroe Capital Corporation and statements of assets and liabilities, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ McGladrey LLP

Chicago, Illinois

October 5, 2012